Exhibit 5.1

[Letterhead of Simpson Thacher & Bartlett LLP]

March 20, 2015

Teleflex Incorporated

550 East Swedesford Road, Suite 400

Wayne, Pennsylvania 19087

Ladies and Gentlemen:

We have acted as counsel to Teleflex Incorporated, a Delaware corporation (the “Company”), and to the subsidiaries of the Company listed on Schedule I hereto (the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Company and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Company of up to of $250,000,000 aggregate principal amount of 5.25% Senior Notes due 2024 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Exchange Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Exchange Guarantees will be issued under an indenture, dated as of May 21, 2014 (the “Indenture”) among the Company, the Guarantors and Wells Fargo Bank, National Association, as trustee (in such capacity, the “Trustee”). The Exchange Notes will be offered by the Company in exchange (the “Exchange”) for $250,000,000 aggregate principal amount of its outstanding 5.25% Senior Notes due 2024.

We have examined the Registration Statement and the Indenture (including the form of Exchange Note set forth therein), which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Company and the Guarantors.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

We have assumed further that (1) each of Arrow International, Inc. (the “Pennsylvania Guarantor”) and Wolfe-Tory Medical, Inc. (the “Utah Guarantor”) is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed and delivered the Indenture (including the Exchange Guarantees therein) in accordance with its certificate of incorporation and by-laws and the law of the jurisdiction in which it is organized, (2) the execution, delivery and performance by each of the Pennsylvania Guarantor and the Utah Guarantor of the Indenture (including the Exchange Guarantees therein) does not violate the law of the jurisdiction in which it is organized or any other jurisdiction, except that no such assumption is made with respect to the federal law of the United States or the law of the State of New York and (3) execution, delivery and performance by each of the Pennsylvania Guarantor and the Utah Guarantor of the Indenture (including the Exchange Guarantees therein) does not constitute a breach or violation of its certificate of incorporation or by-laws.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange, the Exchange Notes will constitute valid and legally binding obligations of the Company enforceable against the Company in accordance with their terms.

2. When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the Exchange and (b) the Exchange Guarantees have been duly issued, the Exchange Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing.

We do not express any opinion herein concerning any law other than the law of the State of New York, the General Corporation Law of the State of California, the Delaware General Corporation Law, the Delaware Limited Liability Company Act and the federal law of the United States.

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

Guarantors

Subsidiary	Jurisdiction of Incorporation or Organization

Airfoil Technologies International-Ohio, Inc.	Delaware
Arrow International Investment Corp.	Delaware
Arrow International, Inc.	Pennsylvania
Arrow Interventional, Inc.	Delaware
Hotspur Technologies, Inc.	Delaware
Semprus Biosciences Corp.	Delaware
Technology Holding Company II	Delaware
Technology Holding Company III	Delaware
Teleflex Medical Incorporated	California
TFX Equities Incorporated	Delaware
TFX International Corporation	Delaware
TFX Medical Wire Products, Inc.	Delaware
TFX North America Inc.	Delaware
VasoNova, Inc.	Delaware
Vidacare LLC	Delaware
Wolfe-Tory Medical, Inc.	Utah